 Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Retrophin, Inc.,

on the one hand, and

Loring Creek Holdings LLC,

Lloyd Glenn and

Matthias Kurth

(collectively, the “Sellers”) on the other hand

March 26, 2014

TABLE OF CONTENTS

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 26, 2014 (the “Effective Date”), by and among Retrophin, Inc., a Delaware corporation (“Purchaser”), on the one hand, and Loring Creek Holdings LLC, a California limited liability company, Lloyd Glenn, and Matthias Kurth (each a “Seller” and collectively, the “Sellers”) on the other hand.  Purchaser and the Sellers are sometimes collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, prior to the execution of this Agreement, the Company sold to Retrophin International all of the Company’s rights, titles and interests in, to and under the Products worldwide (including the Commonwealth of Puerto Rico), other than the United States of America, on the terms and subject to the conditions set forth in the International Rights Agreement;

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in Manchester Pharmaceuticals LLC, a California limited liability company (the “Company,”); and

WHEREAS, Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, the Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, to induce the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser is willing to pay to each Seller certain monetary consideration, and each Seller is willing to make certain representations and warranties (and associated rights of indemnification) to Purchaser regarding the Company, the Business (as that term is defined in Section 1 below) and Sellers themselves, as set forth below in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Definitions.  In this Agreement, the following terms have the meanings specified in this Section 1.1.

“Acquisition” shall have the meaning ascribed to such term in Section 2.1.

 “Action” means any suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter as to which notice has been provided to the applicable party.

 “Affiliate” of a Seller or Purchaser, as appropriate, means a Person who, or which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Seller or Purchaser, as appropriate, including, but not limited to (i) any member of such Seller’s or Purchaser’s immediate family, including such Seller’s or Purchaser’s spouse, children, spouses of children, siblings, spouses of siblings or parents; (ii) any officers or directors of such Seller or Purchaser, as appropriate; and (iii) any Seller or Purchaser, as appropriate, whose officers or directors or members of such Seller’s or Purchaser’s immediate family are also officers, directors or members of any Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Seller or Purchaser, as appropriate.

“Assignment” shall have the meaning ascribed to such term in Section 2.4(a)(i).

“Basket” shall have the meaning ascribed to such term in Section 8.4.

“Business” means the business of the Company as is presently conducted by the Sellers, including the marketing and distribution of the Products, and, following the Closing, including the Business as conducted by Purchaser.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cap” shall have the meaning ascribed to such term in Section 8.4.

 “Centric” means Centric Health Resources, Inc. of Chesterfield, Missouri, the distributor of the Products.

“Claim Notice” shall have the meaning ascribed to such term in Section 8.5.

“Closing” shall have the meaning ascribed to such term in Section 2.3.

“Closing Payments” shall have the meaning ascribed to such term in Section 2.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Articles of Organization” means the Articles of Organization of the Company.

“Company Financial Statements” shall have the meaning ascribed to such term in Section 5.4(a).

“Company Intellectual Property” has the meaning set forth in Section 5.10(a).

“Company Material Contract” shall have the meaning ascribed to such term in Section 5.15(a).

“Company Operating Agreement” means the Operating Agreement of the Company, dated as of May 7, 2012, by and among Loring Creek Holdings LLC, Lloyd Glenn, and Matthias Kurth.

 “Contingent Purchase Price Payment” shall have the meaning ascribed to such term in Section 3.1.

“Contingent Purchase Price Payment Report” shall have the meaning ascribed to such term in Section 3.3.

 “Contract” means, with respect to any Person, any agreement, lease, bond, license, sublicense, contract, loan, note, mortgage, indenture, undertaking or other commitment or obligation, whether oral or written, to which such Person is a party or to which any of the assets of such Person are bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Conversion” shall have the meaning ascribed to such term in Section 5.11(i).

“Customer” shall mean the non-Affiliated purchasers of the Products or the Derived Products from Purchaser or an Affiliate of Purchaser.

“Derived Products” means any pharmaceutical products (i) derived from the Products or otherwise incorporating the active pharmaceutical ingredients of the Products or chemical derivatives thereof and (ii) the sale and marketing of which requires one or more clinical studies to be performed by or for the Purchaser as a requirement to support the submission of a New Drug Application.  For the avoidance of doubt, the parties agree that bioavailability or bioequivalence studies are not considered clinical studies for the purposes of this definition.

 “Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety or the handling, use, storage, treatment, transport or disposal of Hazardous Substances, including the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and all regulations promulgated thereunder.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

 “FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Good Laboratory Practices” means the then-current FDA standards for pharmaceutical and biological laboratories, as set forth in the FDCA and the regulations promulgated thereunder, including the regulations contained in 21 C.F.R. Part 58

“Good Manufacturing Practices” means the then-current standards for manufacturing, processing, packaging, testing and holding of drug products, as set forth in the FDCA and FDA regulations promulgated thereunder, including the regulations for drugs and finished pharmaceutical products contained in  21 C.F.R. Parts 210 and 211, respectively.

“Governmental Authority” means any national, supranational, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, any supranational organization and any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing.

“Gross Sales” shall have the meaning ascribed to such term in Section 3.5.

“Guaranty” shall have the meaning ascribed to such term in Section 2.4(b)(viii).

“Indemnitee” shall have the meaning ascribed to such term in Section 8.5.

“Indemnitor” shall have the meaning ascribed to such term in Section 8.5.

“Initial Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

“Insurance Policies” means, with respect to any Person, all material insurance policies and all material self-insurance programs and arrangements related to such Person’s business, assets and operations.

“Intellectual Property” means any of the following in the Territory:  (a) patents, patent applications and invention registrations of any type and applications for registrations, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other product or service designations, together will all of the goodwill associated with any of the foregoing, all common Law rights associated therewith, and all registrations and applications for registration in connection therewith, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) trade secrets (as such are determined under applicable Law), know-how and other confidential information (including ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development information, plans, proposals, designs, methods, techniques, processes, computer software programs or applications, statistical models, technical data, financial and marketing plans and customer and vendor lists and information), whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

“International Rights Agreement” means the International Rights Purchase Agreement, dated as of the date hereof, by and between the Company and Retrophin International.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” or “Knowledge” when used in reference to the Sellers (or a specific Seller) means actual knowledge or the knowledge that would be expected to have been obtained upon due inquiry (which, for the avoidance of doubt, shall not require the inquiry of any third party including, without limitation, Nexgen Pharma and Centric), by any of the Sellers and, for purposes of Loring Creek Holdings LLC, its members; “Knowledge of the Purchaser” means actual knowledge. “Actual Knowledge” does not mean absolute knowledge, but means knowledge that a particular party, a Seller, the Sellers collectively or the Purchaser, has or have by being advised or told or otherwise learned without any special or unusual effort to learn more.

“Law” means any federal, state, national or local statute, law, material ordinance, regulation, rule, code, executive order, judgment, decree or other order of any Governmental Authority.

“LIBOR” means the three-month London Interbank Offered Rate, as reported by the Wall Street Journal on the Business Day immediately preceding the date on which interest begins to accrue in accordance with the terms of this Agreement.

 “Liens” means with respect to any property or asset (including any security), any mortgage, lien, charge, option, pledge, conditional or installment sale agreement, security interest, encumbrance, covenant, condition, restriction, lease, license, right of first refusal, easement, deed of trust, right-of-way, encroachment, community property interest or other adverse claim or restriction of any kind or nature, whether known or unknown, voluntarily incurred or arising by operation of Law, choate or inchoate, in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” shall mean all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies,  Taxes and expenses and costs, including reasonable attorneys’ and auditors’ fees (and any experts’ fees), court costs and costs associated with enforcing a Party’s rights hereunder.

“Membership Interests” shall have the meaning ascribed to such term in the Recitals.

“Net Sales” shall have the meaning ascribed to such term in Section 3.5.

“New Drug Application” means an application filed with the FDA pursuant to Section 505(b)(1) or Section 505(b)(2) of the FDCA.

“Nexgen Pharma” means Nexgen Pharma, Inc. of Irvine, California, the manufacturer of the Products.

 “OECD Convention” means the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

“Order” means any order, judgment, writ, injunction, award, rule, assessment or decree by any Governmental Authority.

 “Permit” means all permits, licenses, registrations, identification numbers and other approvals or authorizations issued by any Governmental Authority.

“Permitted Liens” means, with respect to any Person, (a) Liens for Taxes, special assessments or other governmental charges, not yet due, payable or delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of such Person (if such reserves are required pursuant to the Company’s cash-basis accounting method), or (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens which are bonded over or other encumbrances arising by operation of Law which do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“Pledge Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(viii).

“Pledge Assignment” shall have the meaning ascribed to such term in Section 2.4(b)(vi).

“Pre-Closing Tax Period” means any taxable period ending before the Effective Date.

“Post-Closing Tax Period” means any taxable period beginning on or after the Effective Date other than the Straddle Period.

 “Privileged Communications” shall have the meaning ascribed to such term in Section 7.1(d).

“Products” means pharmaceutical products (i) containing the active pharmaceutical ingredients chenodiol  or mecamylamine, including, but not limited to, the Company’s Chenodal (containing the active pharmaceutical ingredient chenodiol) and Vecamyl (containing the active pharmaceutical ingredient mecamylamine) products and (ii) the sale and marketing of which does not require the submission of a New Drug Application.

“Prohibited Payment” means any payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or any legislation implementing the OECD Convention concerning such payments or gifts in any jurisdiction.

“Purchase Escrow Account” means the escrow account established with the Purchase Escrow Agent in accordance with the terms of the Purchase Escrow Agreement.

“Purchase Escrow Agent” means First Republic Trust Company.

“Purchase Escrow Agreement” means the Escrow Agreement, dated as of February 12, 2014, by and among the Purchase Escrow Agent, as escrow agent, Purchaser and Company.

“Purchase Escrow Amount” shall have the meaning ascribed to such term in Section 2.2(a).

“Purchase Price” shall have the meaning ascribed to such term in Section 2.2.

“Purchaser Fundamental Representations” shall have the meaning ascribed to such term in Section 8.1.

 “Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 8.3(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Retrophin” means Retrophin, Inc., a Delaware corporation.

“Retrophin International” means Retrophin Therapeutics International, LLC, a Delaware limited liability company.

“S Corp” shall have the meaning ascribed to such term in Section 5.11(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(ix).

“Seller Fundamental Representations” shall have the meaning ascribed to such term in Section 8.1.

“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 8.3(b).

“Seller Note” shall have the meaning ascribed to such term in Section 2.2(b).

“Seller Representative” means Kenneth R. Greathouse (or his successor), the Person appointed by each of the Sellers to act on their behalf for the purposes and on the terms set forth herein.

“Sellers’ Disclosure Schedule” shall have the meaning ascribed to such term in Article IV.

“Straddle Period” means any taxable period that begins before and ends after the Effective Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, imposed by any Governmental Authority.

“Tax Claim” shall have the meaning ascribed to such term in Section 7.7(b).

“Tax Return” means any return, declaration, report, claim for refund or information return filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

 “Transactions” means, collectively, all of the transactions contemplated under this Agreement and the other Transaction Documents.

“Transaction Documents” mean, collectively, this Agreement and any other document, instrument or agreement executed or delivered in connection with this Agreement, including, without limitation, the International Rights Agreement, the Seller Note, the Pledge Agreement, the Pledge Assignment, the Security Agreement, the Guaranty, the Assignments, and the Sellers’ Disclosure Schedule.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.7(d).

“United States” means the United States of America and its territories and possessions.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1                      Purchase and Sale of the Membership Interests.  On the terms and subject to the conditions of this Agreement, on the Effective Date, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, all of such Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens, for the consideration specified in Section 2.2 hereof (the “Acquisition”).

Section 2.2                      Purchase Price.  The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance to Purchaser of each Seller’s right, title and interest in, to and under the Membership Interests consists of:

(a)                      Cash in the amount of Twenty-Three Million Eight Hundred Thousand Dollars ($23,800,000), of which Five Million Dollars ($5,000,000)1 (the “Purchase Escrow Amount”) has been deposited in the Purchase Escrow Account prior to the date hereof.  Such amount shall be paid to the Sellers at Closing by wire transfer of immediately available funds to accounts designated in writing by Sellers at least two (2) Business Days prior to the Closing.  The amount payable to Sellers in accordance with the first sentence of this Section 2.2(a) shall be allocated by Sellers among the Sellers according to its or his percentage Membership Interests as set forth in Schedule 2.2(a) of the Sellers’ Disclosure Schedule.  The cash amount of Twenty-Three Million Eight Hundred Thousand Dollars ($23,800,000) payable to the Sellers under this Section 2.2(a) hereunder is herein referred to as the “Initial Cash Consideration”; and

(b)           A secured promissory note payable to Sellers, in the aggregate principal amount of Thirty-Three Million Dollars ($33,000,000), which note shall be issued on the Effective Date by Purchaser (the “Seller Note,” and together with the Initial Cash Consideration, the “Closing Payments”) on the terms and conditions set forth in the Seller Note attached hereto and incorporated by reference herein as Exhibit A.  All amounts payable under the Seller Note shall be allocated among the Sellers in accordance with Schedule 2.2(a) of the Sellers’ Disclosure Schedule; and

(c)           The Contingent Purchase Price Payments under Article III below.

Section 2.3                      Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, and at such other place and at such time as shall be agreed upon by Parties.  All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously and no such deliveries or action shall be deemed complete until all such deliveries and actions have been completed.

Section 2.4                      Closing Deliveries.  At the Closing:

(a)       Sellers will deliver or cause to be delivered to Purchaser:

(i)           assignments of the Membership Interests being purchased hereby, (constituting all of the issued and outstanding Membership Interests), and such assignments to be in the form attached hereto and incorporated by reference herein as Exhibit B (the “Assignments”), duly executed by each Seller;

(ii)           a certificate in the form attached hereto and incorporated by reference herein as Exhibit C, duly executed by the Seller Representative certifying the accuracy, completeness, and full force and effect of the Company Articles of Organization and the Company Operating Agreement;

_______________________
1 Final amount subject to adjustment based on interest accrued in the escrow account.

(iii)           a true and correct copy of the Company Articles of Organization, certified by the Secretary of State of California, dated within twenty (20) calendar days prior to the Effective Date;

(iv)           resignation letters duly executed by each officer and manager or managing member, as applicable, of the Company, effective as of the Effective Date, and pursuant to which such officers, managers or managing members shall resign from such all such positions;

(v)           a good standing certificate of the Company from the Secretary of State of California (entitled “Certificate of Status”), dated within twenty (20) calendar days prior to the Effective Date (Sellers represent that nothing has happened to the Company since the above Certificate was issued on March 6, 2014, that would cause the California Secretary of State to not issue a new good-standing certificate if so requested);

(vi)           instructions to the Purchase Escrow Agent to release the Purchase Escrow Amount to the Sellers at Closing, duly executed by the Company;

(vii)           (1) a properly completed and duly executed IRS Form W-9 from each Seller certifying that such Seller is not subject to U.S. federal backup withholding, and (2) certification from each Seller in the form provided in Treasury Regulation Section 1.1445-2(b)(2);

(viii)           the Membership Interest Pledge Agreement in the form attached hereto as Exhibit D (the “Pledge Agreement”), duly executed by each Seller;

(ix)           the Security Agreement in the form attached hereto as Exhibit E (the “Security Agreement”), duly executed by each Seller;  and

(x)           such other documents as Purchaser may reasonably request prior to the Effective Date for the purpose of facilitating the consummation or performance of any of the transactions contemplated hereby.

(b)           Purchaser will deliver or cause to be delivered to Sellers:

(i)           cash in an amount equal to the Initial Cash Consideration in accordance with Section 2.2(a);

(ii)           the Seller Note, duly executed by Purchaser;

(iii)           instructions to the Purchase Escrow Agent to release the Purchase Escrow Amount to the Sellers at Closing, duly executed by Purchaser;

(iv)           a good standing certificate of Purchaser from the Secretary of State of the State of Delaware, dated within ten (10) calendar days prior to the Effective Date;

(v)           the Pledge Agreement, duly executed by Purchaser;

(vi)           the Assignment of Limited Liability Company Interest in the form attached hereto as Exhibit F (the “Pledge Assignment”), duly executed by Purchaser;

(vii)           the Security Agreement, duly executed by Purchaser as the sole member of the Company; and

(viii)           the Guaranty in the form attached hereto as Exhibit G (the “Guaranty”), duly executed by Purchaser as the sole member of the Company; and

(ix)           such other documents as the Sellers may reasonably request prior to the Effective Date for the purpose of facilitating the consummation or performance of any of the transactions contemplated hereby.

ARTICLE III
CONTINGENT PURCHASE PRICE PAYMENTS

Section 3.1                      Contingent Purchase Price Payment.  The Purchaser shall, and shall cause, any Affiliate, licensee or sublicensee of Purchaser with respect to the Products to pay to the Sellers, as a whole and as part of the Purchase Price under Section 2.2, contingent payments (each a “Contingent Purchase Price Payment”), as applicable equal to (a) ten percent (10%) of the aggregate Net Sales of the Products in the Territory, and (b) five percent (5%) of the aggregate Net Sales of any Derived Products in the Territory. The Contingent Purchase Price Payments shall be payable to the Sellers on the terms and conditions set forth in this Agreement and allocated by the Sellers among the Sellers as set forth in Schedule 2.2(a) of the Sellers’ Disclosure Schedule.

Section 3.2                      Payment of Contingent Purchase Price Payments.  Each calendar quarter, Purchaser shall pay to the Sellers the Contingent Purchase Price Payment earned for such period in accordance with the following schedule: the payment for January, February and March of each year shall be due May 15th; the payment for April, May and June shall be due August 15th; the payment for July, August and September shall be due November 15th; and the payment for October, November and December shall be due February 15th of the following calendar year; provided, however, that in the event any such date falls on a weekend or holiday, the payment shall be due on the next Business Day.  All payments required hereunder shall be made in United States dollars by check or by wire transfer of immediately available funds to the account of the Sellers in accordance with such instructions the Sellers (or the Sellers Representative) may, from time to time, provide to Purchaser.  Purchaser shall make such payments, subject to any amounts due to Purchaser under Article VIII of this Agreement after agreement in writing by the Sellers that such amounts are due or after a judicial determination that such amounts are due, on the foregoing dates based on the amounts and calculations set forth in the Contingent Purchase Price Payment Report (as defined herein), notwithstanding any dispute or disagreement the Seller Representative may have communicated to Purchaser, or any action being taken pursuant to Section 3.5 hereof to resolve such dispute, with respect to any prior Contingent Purchase Price Payment Report and amounts paid thereunder.  Any amounts that may be owed to the Sellers following resolution of any such dispute shall be promptly paid to the Sellers in accordance with this Agreement.

Section 3.3                      Contingent Purchase Price Payment Reports.  Within forty-five (45) days after the end of each calendar quarter, Purchaser shall deliver a written report (the “Contingent Purchase Price Payment Report”) to the Sellers setting forth for such calendar quarter (i) the quantity of each Product and/or Derived Product sold by Purchaser or any Affiliate, licensee or sublicensee of Purchaser to Customers thereof, (ii) the invoiced dollar amount of each such Product or Derived Product, broken down by brand for each month in which such sales took place during such quarter, (iii) the aggregate Net Sales thereof and (iv) the amount of Contingent Purchase Price Payment payable with respect thereto, including the calculation thereof, and pay such Contingent Purchase Price Payment.

Section 3.4                      Audit Right.

(a)           For two (2) years following the end of the calendar quarter to which they pertain, the records and the books of account of Purchaser and the Company with respect to the sales of the Products and any Derived Products shall be available for audit by the Seller Representative and its Representatives, during normal business hours, upon not less than ten (10) Business Days advance notice, and shall be made by the Seller Representative at its own expense, subject to the Seller Representative entering into a confidentiality agreement provided by the Company in substantially the form annexed hereto as Exhibit H.  All such audits shall be at Purchaser’s or the Company’s principal place of business, during regular business hours, and in a manner that does not unreasonably interfere with Purchaser’s or Company’s business operations.  Any such audits shall be at the sole expense of Seller, unless a variation or error in excess of Five Percent (5%) of the Contingent Purchase Price Payments actually paid is discovered in the course of any such audit, whereupon all costs relating thereto shall be paid by Purchaser, subject to the verification procedure described below.  Purchaser shall pay to Seller within twenty (20) days of receiving notice from Seller the full amount of any underpayment, together with interest thereon at an annual rate equal to the lesser of (i) LIBOR plus five percent (5.00%) or (ii) the maximum rate permitted under applicable Law. If Purchaser disagrees with the determination by Seller that an underpayment has been made by  Purchaser, Purchaser shall within twenty (20) days after receipt of the notice from Seller of the underpayment so inform Seller and the matter shall promptly and in good faith be referred by both parties to a nationally recognized accounting firm for an independent verification of which party’s view is correct, which referral shall take place no later than twenty (20) days after the date of Purchaser’s notification to Seller that Purchaser believes that Seller’s determination is in error.  The compensation for such accounting firm shall be paid by the party whose view is not verified or upheld by such accounting firm.

(b)           Notwithstanding anything herein to the contrary, the Seller Representative shall not be entitled to exercise the inspection and audit rights provided under this Section more than once during any twelve (12) month period.

Section 3.5                      Computation of Net Sales.

(a)           For purposes hereof, “Net Sales” with respect to any calendar quarter means the full invoiced price for all Products and any Derived Products, respectively (“Gross Sales”) sold to Customers less the following deductions (to the extent customary in the trade in the Territory and supported by reasonable written documentation provided by Purchaser in the quarterly Contingent Purchase Price Payment Report):

(i)           transportation and insurance charges and allowances, if any, related to the delivery of the Products and Derived Products to Customers;

(ii)           normal trade, volume and cash discounts, including retroactive price reductions,  pertaining to the sale of the Products and Derived Products;

(iii)           any service fees actually paid to customers as a requirement for the stocking and subsequent re-distribution of the Products and Derived Products;

(iv)           credits, allowances or refunds given or made to Customers for rejection, damage, defect, recall or return of the Products and Derived Products to the Company or Purchaser by Customers;

(v)           sales and excise, value added, or other Taxes (other than income Taxes) or other governmental charges including, but not limited to, levies, duties or charges, imposed upon the amounts billed for the Products and the Derived Products, as adjusted for rebates and refunds or duties that fall due or are absorbed or otherwise imposed on or paid by the Company or Purchaser on sales of Products and Derived Products and other governmental charges imposed upon the importation, transportation, use or sale of the Products and Derived Products;

(vi)           chargebacks and rebates to third parties in the applicable reporting quarter, including, without limitation, to managed care health organizations, federal and state government agencies, and/or other purchasers of the Products and Derived Products, and group purchasing organization administration fees;

(vii)           the amount of the rebate that is provided or credited with respect to couponing, a patient assistance program, a patient insurance co-pay program or any program designed to provide a discount to the patient for the cost of a prescription for the Products and Derived Products;

(viii)           delayed shipping credits, discounts or payments related to the impact of Product and Derived Product price increases between purchase dates and shipping dates; and

(ix)           fees for service payments to customers for non-separable services (including compensation for maintaining agreed Product and Derived Product inventory levels and providing Product-related information).

(b)           For the avoidance of doubt, deductions to Gross Sales that are specifically prohibited and are not considered allowable deductions include:

(i)           payments, rebates, reimbursements or other consideration of any type whatsoever to non-customers or non-patients;

(ii)           the costs of marketing programs, including, without limitation, couponing, patient assistance programs, patient insurance co-pay programs or any program designed to provide a discount to the patient for the cost of a prescription for the Products and Derived Products, that are not the actual rebate as provided thereby to a patient using the Products or Derived Products; and

(iii)           the cost of goods in the Products and the Derived Products as obtained from Nexgen Pharma, Inc. (or any substitute manufacturer of the Products and the Derived Products, including the Company, Purchaser or an Affiliate thereof).

Section 3.6                      Withholding.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from consideration otherwise payable pursuant to Article III of this Agreement to the Sellers such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law.  Any such withheld amounts shall be paid over to the appropriate Governmental Authority and written .receipts of such payments obtained from each such Governmental Authority and promptly submitted to Sellers.   Each Seller shall provide a new or successor properly completed and executed original IRS Form W-9 form (indicating that such Seller is not subject to backup withholding) from time to time as reasonably requested by Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to Purchaser on or prior to the Effective Date (the “Sellers’ Disclosure Schedule”), each of the Sellers hereby severally, but not jointly, represents and warrants on behalf of itself or himself, and not with respect to any other Seller, to Purchaser as of the Effective Date as follows:

Section 4.1                      Authority.  Such Seller has all necessary legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  This Agreement and the other Transaction Documents (to the extent a party thereto) have been duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the other Sellers, the Company (to the extent a party thereto) and Purchaser, constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.2                      No Conflict.

(a)           The execution and delivery by the Sellers of this Agreement and the other Transaction Documents (to the extent a party thereto) do not, and the performance of each such Seller’s obligations hereunder and thereunder will not (i) conflict with or violate the Company Articles of Organization or Company Operating Agreement, (ii) conflict with or violate any Law applicable to such Seller or the Company or by which any property or asset of such Seller or to the Company is bound, (iii) require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which such Seller or the Company is entitled) under, or result in the triggering of any payments pursuant to (A) any material Contract to which such Seller or the Company is a party or (B) any Permit affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on (A) any of the Membership Interests, other than any Lien created by or through any action of Purchaser or its Affiliates or (B) any property or asset of the Company.

(b)           None of the execution, delivery or performance of this Agreement or the other Transaction Documents (to the extent a party thereto) by such Seller, the acquisition of the Membership Interests by Purchaser pursuant to this Agreement, the consummation of the Transactions, or such Seller’s compliance with any of the provisions of this Agreement or the other Transaction Documents will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person.

Section 4.3                      Title to Membership Interests.  Such Seller has good, valid and marketable title to the Membership Interest set forth opposite such Seller’s name on Schedule 4.3 of the Sellers’ Disclosure Schedule, free and clear of all Liens.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, such Seller is not currently bound by any Contract with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any party other than Purchaser with respect to the acquisition of such Seller’s Membership Interest.

Section 4.4                      Absence of Litigation

.  There is no Action pending or, to the Knowledge of such Seller, threatened, against or affecting such Seller with respect to the Membership Interest or the propriety or validity of the Transactions.

Section 4.5                      No Broker.  No broker, finder, agent or similar intermediary has acted on behalf of such Seller in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with such Seller, or any action taken by such Seller.

ARTICLE V
FURTHER REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Except as set forth in the “Sellers’ Disclosure Schedule”, each of the Sellers on a joint and several basis, represents and warrants to Purchaser as of the Effective Date as follows:

Section 5.1                      Organization.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  The Company is not qualified or licensed to do business as a foreign limited liability company under the laws of any other jurisdiction and the character of the properties owned, leased or operated by it therein or in which the transaction of its business does not make any such qualification or licensing necessary.  The Company has the requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as now conducted.

(b)           The Sellers have made available to Purchaser copies of the Company Articles of Organization and Company Operating Agreement and both such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.  The Company is not in violation of the Company Articles of Organization or the Company Operating Agreement.

(c)           The Company does not currently own or control, directly or indirectly, any interest (including debt or equity) in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, and has no Subsidiaries.  The Company is not a participant in any joint venture, strategic partnership or similar arrangement.

Section 5.2                      Capitalization.

(a)           The authorized Membership Interests of the Company consist of the Membership Interests as set forth on Schedule 5.2(a) of the Sellers’ Disclosure Schedule.  As of the date hereof, such Membership Interests are issued and outstanding.  The Sellers are the holders of records of all of the outstanding Membership Interests set forth in Schedule 5.2(a) to the Sellers’ Disclosure Schedule.

(b)           As of date hereof, the Company has no Membership Interests reserved for or otherwise subject to issuance.

(c)           Except as set forth on Schedule 5.2(c) of the Sellers’ Disclosure Schedule:

(i)           there are no (A) equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, or (B) options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver, sell or cause to be issued, exchanged, transferred, delivered or sold, additional membership or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such membership or voting interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement;

(ii)           there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any membership or voting interest of the Company;

(iii)           there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s Members may vote; and

(iv)           the Company (A) does not have any outstanding phantom equity, performance-based rights or similar securities, rights or obligations that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity or voting securities of the Company; (B) is not a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any membership, equity or voting interests of the Company; and (C) is not a party to or is bound by any agreement pursuant to which any Person is or may be entitled to cause the Company to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company.

(d)           All outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(e)           All of the issued and outstanding Membership Interests were issued in compliance in all material respects with all applicable federal and state securities Laws.

There are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of the Sellers is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any equity or voting security of the Company.

Section 5.3                      Permits; Compliance with Laws.

(a)           The Company is in possession of all Permits, including without limitation all such Permits required by the FDA, necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted.  All such Permits are valid and in full force and effect, and the Company has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to the Knowledge of the Sellers, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits.

(b)           Except as set forth on Schedule 5.3(b) of Sellers’ Disclosure Schedule, the Company has, since its inception, complied in all material respects with all Laws relating to or applicable to its business.

(c)           Neither the Company nor, to the Knowledge of the Sellers, any of the Company’s managers, members, agents, distributors or any other Person associated with or acting on behalf of the Company has (i) violated or is in violation of any provision of the FCPA, (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention, (iii) made, offered to make, promised to make or authorized a Prohibited Payment, (iv) been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.  The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, officials of Governmental Authorities and other third parties.

(d)           There is no actual, or to the Knowledge of the Sellers threatened, enforcement Action by the FDA or any other Governmental Authority that has jurisdiction over the operations of the Company.  The Company has not received written notice of any pending or threatened claim by the FDA, or any other Governmental Authority that has jurisdiction over the operations of the Company, and to the Knowledge of the Company, no Governmental Authority is considering such action.

(e)           To the Knowledge of the Sellers, Nexgen Pharma and Centric have filed with the FDA and any other Governmental Authorities all reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments thereto, including adverse event reports and all other submitted data relating to the Products, as required by any Law or Permit, and all such reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments were in all material respects complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), and, to the Knowledge of the Sellers, no written or notice of deficiencies has been issued or asserted by any applicable Governmental Authority with respect to any such reports, documents, forms, notices, applications, records, claims, submissions, or any supplements or amendments thereto.

(f)           The Company has not received any FDA Form 483, Warning Letter, untitled letter or other correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law or Permit, and to the Knowledge of the Sellers, neither the FDA nor any other Governmental Authority is considering such action.

(g)            The Company has not conducted any clinical trials of the Products at any time and is not currently conducting any such trials.  There are no pending or, to the Knowledge of the Sellers, threatened actions or proceedings by the FDA or any other Governmental Authority that would prohibit or impede the potential future commercial sale of any of the Products.  There are no Contracts, including settlements with Governmental Authorities, that would reasonably be expected to impose obligations for independent review and oversight of marketing and sales practices or limit in any material respect the ability of the Company to develop, manufacture, market or sell any of the Products.

(h)           Except as set forth in Schedule 5.3(h) of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, the development, manufacture, labeling and storage, as applicable, of all Products have been and are being conducted in material compliance with all applicable Laws including the FDA’s current Good Laboratory Practices and Good Manufacturing Practices.  In addition, the Company has at all times been and is in material compliance with all other applicable FDA requirements, including registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207.

(i)           The Company has not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of either Product.

(j)           The Company is and at all times has been and, to the Knowledge of the Sellers, all agents, representatives and contractors of the Company are and at all times have been, in compliance with the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), Stark Law (42 U.S.C. Section 1395nn), False Claims Act (31 U.S.C. Section 3729 et seq.), and any comparable state or foreign Laws, in each case as amended from time to time.

(k)           The Company has not engaged in (i) any unlawful or unauthorized practice of medicine or (ii) other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company.

(l)           The Company operates its business in material compliance with asset control laws, including those administered by the United States Department of Treasury, that are applicable to the Company or its business as currently conducted.  Neither Product has been recalled, suspended, discontinued or the subject of a refusal to file, clinical hold, deficiency or similar action (including any correspondence questioning data integrity) as a result of any action by the FDA, any other Governmental Authority, or the Company, in the United States.

(m)           To the Knowledge of the Sellers, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, audit, suit, claim, action or proceeding with respect to any action to withdraw or delay approval of, place restrictions on the production, dosing, clinical use or testing, or sales or marketing of, or request the recall, suspension or discontinuation of either Product.

(n)           The Sellers have made available to Purchaser prior to the date hereof true, correct and complete copies of (i) all material filings made by the Company with the FDA and any other Governmental Authority in its possession or control and (ii) all material correspondence with the FDA or any other Governmental Authority in its possession or control, in each case with regard to the Products.

(o)           The Products comply in all material respects with all applicable state and foreign regulatory requirements of any Governmental Authority in any jurisdiction in which the Products are being distributed as of the Effective Date, including those relating to investigational use, premarket clearance and applications.

(p)           To the Knowledge of the Sellers, neither the Company nor any agent or subcontractor of the Company involved or to be involved in the development and/or commercialization of the Products has been debarred under Subsection (a) or (b) of Section 306 of the FDCA.

(q)           Neither the Company nor, to the Knowledge of the Sellers, any of the officers, managers or agents of the Company has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Neither the Company nor, to the Knowledge of the Sellers, any of the officers, managers or agents of the Company has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

Section 5.4                      Financial Statements.

(a)           The Sellers have provided to Purchaser the balance sheet of the Company as of, and the statements of income and comprehensive income, members’ equity and cash flows of the Company for the years ended December 31, 2013, 2012 and 2011, (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared from the books and records of the Company, and present fairly in all material respects, in conformity with the Company’s modified cash-basis method of accounting, applied on a consistent basis, the financial condition, results of operations and cash flows of the Company for the periods and dates covered thereby.

(b)           The Company has no investment securities, mortgage-backed securities, auction rate securities, collateralized loan obligations, collateralized debt obligations, securities available for sale, or other securities held for investment, sale or trading by the Company or any derivative or “hedge” transactions entered into by the Company in connection with protection against, or to benefit from fluctuations in, any rate, price, index or credit rating.

(c)           Subject to Section 7.10 below, as of the Effective Date, the aggregate amount of (i) cash reflected on deposit in the Company’s sole bank account that  is set forth in Schedule 5.4(c) of the Sellers’ Disclosure Schedule is $Three Hundred Fifty Thiousand Dollars ($350,000) and (ii) cash equivalents reflected on the Company’s balance sheet is Zero Dollars ($0.00)

Section 5.5                      Internal Controls.

(a)           The Company makes and keeps accurate books and records and maintains a system of internal accounting controls over financial reporting that are sufficient to provide reasonable assurance that transactions are properly recorded and records are kept that accurately and fairly reflect, in all material respects, financial activities of the Company, so as to permit the preparation of the Company’s financial statements in conformity with the Company’s modified cash-basis method of accounting.  The Company has not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves any Person who has a significant role in the Company’s internal control over financial reporting.

(b)           The Company is not a party to, or does not have any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements.

(c)           Since January 1, 2010, neither the Company nor, to the Knowledge of the Sellers, any manager, member, officer or senior level internal accountant of the Company has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting practices.

Section 5.6                      Absence of Certain Changes or Events.  Since December 31, 2012, other than the execution and performance of the International Rights Agreement, the assignment of certain of the Company’s rights thereunder to the Sellers and the distribution of the Initial Purchase Price (as such term is defined in the International Rights Agreement) to the Sellers, the Company has conducted its business in the ordinary course thereof consistent with past practice and from such date through the Effective Date and, with respect to the Company, there has not been any:

(i)           change in the business, assets, liabilities, results of operations or financial condition of the Company other than as set forth in the Company Financial Statements;

(ii)           (A) incurrence, payment or discharge of any liability, (B) sale or transfer of any property, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice;

(iii)           (A) guarantee or any other assumption of the obligations of any Person, or (B) making of any loan or advance to any Person;

(iv)           settlement or compromise of any Action if the amount of such settlement has not been paid in full prior to date hereof or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the Company after the Closing;

(v)           Tax election or change in a Tax election or the filing for any change in any material respect of any method of accounting with the Internal Revenue Service, except as required by any change in Law;

(vi)           change in any method of accounting applied in the preparation of the Company Financial Statements, other than a change which is required by reason of a concurrent change in Law;

(vii)           material change or modification in any of the Contracts required to be listed in the Sellers’ Disclosure Schedule, nor has the Company entered into any Contract, except, in each case, in the ordinary and regular course of its business and in no event calling for annual payments by, or to, the Company in excess of Twenty-Five Thousand Dollars ($25,000), except as set forth on Schedule 5.6(vii);

(viii)           the making of any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000);

(ix)           declaration, distribution or the setting aside for distribution of any property, other than cash, or directly or indirectly, the redemption, purchase or acquisition of any shares of capital stock for property, other than cash, as the case may be; and

(x)           agreement, whether in writing or otherwise, to take any action described in this Section 5.6.

Section 5.7                      Absence of Undisclosed Liabilities.  Except (a) as expressly reflected or reserved against or provided for in the balance sheet of the Company as of December 31, 2012, (b) for liabilities incurred since the date of such balance sheet of the Company in the ordinary course of business consistent with past practice or in connection with this Agreement or the Transactions, the Company does not have any liabilities or obligations (whether accrued, absolute, determined, fixed, contingent or otherwise) of any nature, whether known or unknown and whether due to become due, that would be required to be set forth in the Company’s balance sheet.

Section 5.8                      Absence of Litigation.

(a)           There is no Action pending or, to the Knowledge of the Sellers, threatened affecting the Company, including, without limitation, by virtue of indemnification or otherwise, or any of its assets or properties or, to the Knowledge of the Sellers, any Seller before or by any Governmental Authority.

(b)             The Company is not subject to any Order.

Section 5.9                      Employee Benefit Plans.  The Company has no employees.  The Company does not sponsor, contribute to or have any liabilities with respect to any “Employee Benefit Plan” as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA.

Section 5.10                      Intellectual Property.

(a)           Schedule 5.10(a) of the Sellers’ Disclosure Schedule sets forth a true and complete list of all the Intellectual Property owned by the Company (the “Company Intellectual Property”), including, as applicable, the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s) of all the following Company Intellectual Property as of the Effective Date:  (a) patents and applications therefor; (b) trademarks and pending trademark registration applications; (c) copyrights registrations and copyright registration applications; and (d) domain names.  Except as otherwise provided in Schedule 5.10(a) of the Sellers’ Disclosure Schedule, the Sellers believe that all of the Company Intellectual Property is and remains valid and subsisting, in good standing, with all fees, payments and filings due on or before March 25, 2014, duly made.  All of the issued trademark registrations that constitute part of the Company Intellectual Property are enforceable (but without opinion as to the outcome of any such enforcement), are in compliance with all formal legal requirements and the Company has delivered or otherwise made available to Purchaser correct and complete copies of the same, the Company has made available for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing.  The Company owns and possesses, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Company Intellectual Property set forth in Schedule 5.10(a) of the Sellers’ Disclosure Schedule, or has the right to use pursuant to a valid and enforceable license, all other Intellectual Property used or held for use in the operation of the business of the Company as presently and currently anticipated to be conducted.  Except pursuant to a Contract set forth in Schedule 5.10(c) of the Sellers’ Disclosure Schedule, the Company has not licensed any Intellectual Property from any Person, nor has the Company granted any license or other right that permits or enables anyone other than the Company to use any of the Company Intellectual Property after the Effective Date.  Except as otherwise provided in Schedule 5.10(a) of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, the Company has all Intellectual Property rights necessary and sufficient to carry out the Company’s current and proposed activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted) in the Territory, including and to the extent required to carry out such activities, rights to have manufactured, develop, use, make, have made, market, offer to sell, sell the Products in the Territory and rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Intellectual Property.

(b)           To the Knowledge of the Sellers, the Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party.  To the Knowledge of the Sellers, the conduct of the business as currently conducted by the Company does not infringe upon any Intellectual Property owned or controlled by any third party.  The Company has not received any notice of any claim within the past three (3) years and, to the Knowledge of the Sellers, there is no threatened claim and no basis for a claim, against the Company asserting that any of the Company Intellectual Property infringes upon or otherwise conflicts with the Intellectual Property of any third party.

(c)           Schedule 5.10(c) of the Sellers’ Disclosure Schedule contains a true and complete list of all Contracts to which the Company is a party relating to the use of Intellectual Property.  The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will the Company be, in violation of any material Contract relating to Intellectual Property to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any rights of the Company therein or thereto. Each of the Contracts listed in Schedule 5.10(c) of the Sellers’ Disclosure Schedule is in full force and effect and is a legal, valid and binding agreement of the Company, and there is no default or breach by the Company, or to the Knowledge of the Company any other party, in the timely performance of any material obligations required to be performed thereunder or any other material provision thereof.  The Company does not, and except as set forth in Schedule 5.10(c) of the Sellers’ Disclosure Schedule will not, owe any royalties or other payments to third parties in respect of any of the Intellectual Property.  The Company will not owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.

(d)           To the Effective Date, the Company has taken all reasonable measures to protect the secrecy, confidentiality, and value of all of its trade secrets and Intellectual Property rights.  The Company (or to the Knowledge of the Sellers, any other party) has not taken any action nor, to the Knowledge of the Sellers, failed to take any action that directly or indirectly caused any of the Company Intellectual Property to enter the public domain or in any way adversely affect its value, or its ownership thereof, except in the ordinary course of business.

Section 5.11                      Taxes.

(a)           All Tax Returns required to have been filed by or on behalf of the Company have been filed on a timely basis.  All such Tax Returns were correct and complete in all material respects.  The Company has timely paid all Taxes that are required to be paid by it (whether or not shown on any Tax Return) prior to the Effective Date.  The Company’s California LLC minimum franchise tax and California “gross receipts tax” have been paid for 2013, but neither have been paid for 2014 as neither are yet due and payable.

(b)           All deficiencies asserted, or assessments made as a result of any examinations by any Taxing Authority, of any Tax Returns of or including the Company have been fully paid, and there are no Liens for Taxes on the Membership Interests or any assets of the Company except for Permitted Liens.

(c)           No audit or other administrative proceeding with respect to Taxes or any Tax Return of the Company, or any Tax Return that includes the Company, is pending, being conducted, or threatened in writing to be instituted by a Taxing Authority.

(d)           No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(e)           All material Taxes required to have been withheld or collected and paid by or on behalf of the Company in connection with amounts paid or owing to any independent contractor, creditor, member or other third party have been duly and timely withheld, collected and paid to the proper Governmental Authority.

(f)           No closing agreements, private letter rulings, or technical advance memoranda (or analogous agreements or rulings under foreign, state or local Law) have been entered into or issued by, any Taxing Authority with respect to the Company, and there are no ruling requests outstanding with respect to the Company.

(g)           There is no currently effective waiver or extension of any statute of limitations with respect to any Taxes or any Tax Return relating to the Company.

(h)           The Company is not a party to, bound by or required to make any payment under, any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), and is not liable for the Taxes of any other Person (including, without limitation, S Corp as defined in Section 5.11(i) below) as a transferee or successor or otherwise.

(i)           The Company is a partnership for federal and state income tax purposes, has been treated as a partnership for such purposes since its date of formation or organization, and has not made an election to be treated as an association taxable as a corporation for federal and state income tax purposes.  The Company acquired its assets from a corporation (“S Corp”) by means of the conversion (the “Conversion”) of S Corp into the Company.  The taxable year of S Corp for all Tax purposes closed at the time of the Conversion, all Tax Returns required to be filed by S Corp were timely filed and all Taxes that were required to be paid by S Corp (whether or not shown on any Tax Returns), including all Taxes (if any) payable by S Corp in connection with the Conversion, were timely paid.  S Corp at all times throughout its existence as a corporation was qualified and treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code and for applicable state income tax purposes.  S Corp held no assets which, if sold by S Corp at a gain, would have resulted in the imposition of tax on S Corp under Section 1374 of the Code.

(j)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

(k)           The Company has not been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable.

(l)           The Company has not entered into any transaction that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

(m)           The Company is not legally required by any applicable law to which it is subject to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in its method of accounting for a taxable period ending on or prior to the Effective Date, (ii) “closing agreement” to which it is a party described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by it on or prior to the Effective Date, (iii) installment sale or open transaction disposition made by it on or prior to the Effective Date, (iv) prepaid amount or option payment received by it on or prior to the Effective Date or (v) pursuant to an election on its part under Section 108(i) of the Code made prior to the Effective Date.

Section 5.12                      Environmental Matters.  The Company is not regulated pursuant to any Environmental Laws and, to the Knowledge of Sellers, has no liabilities thereunder.

Section 5.13                      Real Property.  The Company owns no real property and leases no real property.

Section 5.14                      Insurance.  Schedule 5.14 of the Sellers’ Disclosure Schedule sets forth a true, correct and complete list of each Insurance Policy of the Company and all material claims made thereunder since January 1, 2011.  All Insurance Policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law.  The Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies.  No notice in writing of cancellation or termination has been received with respect to any such Insurance Policy.

Section 5.15                      Contracts.

(a)           Schedule 5.15(a)(1) of the Sellers’ Disclosure Schedule sets forth a true and complete list of each Contract to which the Company is a party or which binds or affects its properties or assets, to the extent such Contract falls within any of the following categories: (i) any Contract that restricts or forecloses the Company’s ability to research, develop or market any product for any indication in any product market, therapeutic area or geographic area (other than field of use restrictions contained in in-license agreements); (ii) any Contract providing for annual payments or receipts in excess of Twenty-Five Thousand Dollars ($25,000); (iii) any Contract pursuant to which the Company grants any most favored customer pricing provisions, right of first refusal or right of first offer or similar right, or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses that are individually or in the aggregate material to the Company; (iv) any Contract relating to the Products, materials transfer agreements and support and research agreements entered into in the ordinary course of business; (v) any Contract that provides for the manufacturing of the Products; (vi) any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of Twenty-Five Thousand Dollars ($25,000); (vii) any Contract that contains any non-compete or exclusivity provision or limits, curtails or restricts, or purports to limit, curtail or restrict, the ability of the Company (A) to compete in any line of business, in any therapeutic area, in any geographic area or with any Person, or (B) to sell to or to purchase from any other Person; (vii) any Contract obligating the Company to file a registration statement under the Securities Act, which filing has not yet been made; (viii) any Contract involving research, development or the exclusive or non-exclusive license of Intellectual Property (excluding (A) transfer of material, clinical trial or similar agreements entered into in the ordinary course of business, consistent in all material respects with past practice, (B) agreements with scientific advisors, and (C) any confidentiality agreement entered into using the Company’s standard form of confidentiality agreement, if any, which form has previously been provided to Purchaser); (ix) any Contract providing for the payment or receipt by the Company of milestone payments or royalties; (x) any Contract including or involving a loan to a director or officer; (xi) any Contract relating to any equity interests of the Company, including any option arrangement, put or call, guarantee of profits, proxy or joint venture, voting, stockholder, partnership, limited liability company or other operating agreement or similar Contracts; (xii) any Contract that by its terms limits the payment of dividends or other distributions by the Company; (xiii) any Contract that contains material “earn-out” provisions, or provides for any material guaranty, performance, bid, completion bond, surety or indemnification provisions or other material contingent payment obligations (excluding any indemnification agreement or similar Contract entered into in the Company’s ordinary course of business); (xiv) all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, the Company Intellectual Property; (xv) any Contract that includes continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacturing, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company is currently engaged in research or development, including (A) manufacture or supply services or Contracts with contract research organizations for clinical trials-related services and (B) customary material transfer Contracts for pre-clinical products or clinical products of the Company with commercial, pharmaceutical or biotechnology companies; or (xvi) any other agreement which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement.  Each Contract set forth in Schedule 5.15(a)(2) of Sellers’ Disclosure  Schedule is hereinafter referred to as a “Company Material Contract”.  True and complete copies of each Company Material Contract have been provided to Purchaser by the Company.

(b)           Each Company Material Contract is believed by Sellers to be a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Sellers, of the other party or parties thereto, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally or by general equity principles.  Each Company Material Contract is in full force and effect and, upon consummation of the Transactions, shall continue to be in full force and effect without material penalty, acceleration, termination, repurchase right, amendment, payment, cancellation or loss of any benefit to which the Company is entitled.  The Company is in compliance with each extant Company Material Contract and has not received any written notice that it has failed to perform any obligations required to be performed by it under any Company Material Contract.  To the Knowledge of the Sellers, neither they nor any of their members have received notice of any violation or default under (nor does there exist any condition which upon the passage of time, the giving of notice or failure to cure or all would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected.  The Company has not received any notice from any other party to any Company Material Contract, or otherwise has any knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(c)           The Company is not party to any (i) interest rate, equity or other swap or derivative instrument, or (ii) standstill agreement (or agreement containing a standstill provision), other than the Letter of Intent with Purchaser, dated February 12, 2014 (the “Letter of Intent”), which is being superseded hereby as set forth in Section 9.3 below.

(d)           None of the contracts entered into by the Company contains a non-competition provision.

Section 5.16                      Commercial Relationships.  Since January 1, 2013, none of the Company’s material customers, suppliers, collaborators, distributors, licensors or licensees or service providers, during the last twelve (12) months, has canceled or otherwise terminated its relationship with the Company or has materially and adversely altered its relationship with the Company.  The Company has not received any written notice from any such entity to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

Section 5.17                      No Broker.  No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.

Section 5.18                      Related Party Transactions.  Except as set forth on Schedule 5.18 of the Seller’s Disclosure Statement, no Seller, no member of any Seller and none of their respective Affiliates is a party to any agreement, contract, commitment or other transaction with the Company or has any interest in any asset of the Company or property of the Company used by the Company in the conduct of its businesses.

Section 5.19                      Books and Records.  The books and records of the Company have been, and are being, fully, properly and accurately maintained in accordance with the Company’s modified cash-basis method of accounting and any other applicable legal and accounting requirements and reflect only actual transactions.  The Company does not have any minute books.

Section 5.20                      Bank Account; Powers of Attorney.  Schedule 5.21 of the Sellers’ Disclosure Schedule contains true, correct and complete information about the one (1) bank account maintained by the Company, including the account number and the name and address of the bank and the name of each Person who has signature power with respect to such account or power of attorney to act on behalf of the Company.

Section 5.21                      Absence of Indemnifiable Claims.  Since January 1, 2011, there have not been and there are no pending claims of any director, manager or member of the Company to indemnification by the Company under applicable Law, the Company Articles of Organization, the Company Operating Agreement or any insurance policy or Contract maintained by the Company.

Section 5.22                      Receivables.  Subject to Section 7.10 below, all accounts and other receivables of the Company, whether reflected on the Company’s December 31, 2013 balance sheet or otherwise (i) represent actual amounts incurred and owing by the applicable account debtors in accordance with the Company’s modified cash-basis method of accounting, (ii) arose from bona fide transactions entered into in the ordinary course of business, (iii) are not subject to contest, claim or right of set off, other than returns or credits in the ordinary course of business, and (iv) there are no reserves against such receivables.   There have not been any write-offs as uncollectible of any customer accounts receivable of the Seller from January 1, 2014 through the Effective Date.    There will be no receivables at Closing.

Section 5.23                      Inventory.  Except as set forth in Schedule 5.24 of the Sellers’ Disclosure Schedule, all of the Company’s inventory has been acquired by the Company in the ordinary course of business and is of a quantity and quality reasonable for use in the Company’s business, all consistent with past practices.  All such inventory is owned free and clear of any Liens (other than Permitted Liens).  Schedule 5.24 of the Sellers’ Disclosure Schedule contains a complete and correct list of the Company’s inventory as of March 25, 2014, including, without limitation, any inventory held on the Company’s behalf by third parties.

Section 5.24                      Customers.  Centric is and has been the sole customer of the Company and has the exclusive right to sell and distribute the Products in the United States.  Centric has not ceased doing business with, or materially lessened its business with, the Company as of the Effective Date.  Since December 31, 2012, Centric has not threatened in writing to cancel or otherwise to terminate its relationship with the Company.

Section 5.25                      Supplier.  Nexgen Pharma is and has been the sole supplier of the Company and has the exclusive right to manufacture the Products for the Company in the United States.

Section 5.26                      Right to Sell the Products.  The Company has the exclusive right to sell, have sold, market, have marketed, distribute, have distributed, commercialize and have commercialized the Products under Nexgen Pharma’s ANDAs in the United States.  The Company has not, directly or indirectly, sold, transferred, assigned, conveyed, mortgaged, encumbered, hypothecated or otherwise disposed of, or granted any interests in or to, such rights, other than the exclusive rights granted to Centric to sell and distribute the Products in the United States.

Section 5.27                      Limitation on Representations and Warranties.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE SELLERS MAKE NO WARRANTIES OF ANY KIND WHATSOEVER FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH OF THE SELLERS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.28                      Disclosure.  No representation or warranty of any Seller in this Agreement or any other Transaction Document, and no statement or certificate furnished or to be furnished to Purchaser or its Representatives and Affiliates in connection with the Transactions, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  None of the Sellers is aware of any facts pertaining to the Company, the Business or the Products that has had or would reasonably be expected to have a material adverse effect on the Business or the marketing, sale and distribution of the Products.

Section 5.29                      Items Listed on Schedules.  Items listed on any particular Schedule hereto shall be deemed to be listed on any other applicable Schedule hereto even if not so listed to the extent it is readily apparent on its face and Purchaser shall be deemed to have knowledge of the contents of every document listed on the Schedule.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller Party as of the Effective Date as follows:

Section 6.1                      Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 6.2                      Power and Authority.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents (to the extent a party thereto) by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on behalf of Purchaser.  No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement and the other Transaction Documents (to the extent a Party thereto) have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the Seller Parties, constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3                      No Conflicts; Consents.

(a)           The execution and delivery by Purchaser of this Agreement and the other Transaction Documents (to the extent a party thereto) does not, and the performance of Purchaser’s obligations hereunder and thereunder will not (i) conflict with or violate Purchaser’s certificate of incorporation or amended and restated bylaws, (ii) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound, or (iii) require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which Purchaser is entitled) under, or result in the triggering of any payments pursuant to any material Contract to which Purchaser is a party.

(b)           None of the execution, delivery or performance of this Agreement or the other Transaction Documents to the extent a party thereto) by Purchaser, the acquisition of the Membership Interests by Purchaser pursuant to this Agreement, the consummation by Purchaser of the Transactions, or Purchaser’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person.

Section 6.4                      Absence of Litigation.  There is no Action pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser with respect to the propriety or validity of the Transactions.

Section 6.5                      No Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Purchaser, or any action taken by Purchaser.

ARTICLE VII
CERTAIN COVENANTS

Section 7.1                      Attorney Representation.

(a)           The Purchaser has been informed that Joseph Hirsch, Esq. and Hopkins & Carley (separately or collectively, “Company Counsel”) have acted as counsel to the Company, whereby they have advised the Company in connection with the negotiation of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

(b)           The Purchaser hereby consents and agrees to, and agree to cause the Company to consent and agree to, Company Counsel representing one or more of the Sellers after the Closing, including with respect to disputes in which the interests of one or more of the Sellers may be directly adverse to the Purchaser and the Company, even though Company Counsel may have represented the Company in a matter substantially related to any such dispute.  The Purchaser further consents and agrees to, and agree to cause the Company after the Closing to consent and agree to, the communication by Company Counsel to one or more of the Sellers in connection with any such representation of any fact known to Company Counsel arising by reason of Company Counsel’s pre-Closing representation of the Company.

(c)           In connection with the foregoing, the Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert after the Closing, any conflict of interest arising from or in connection with (a) Company Counsel’s representation of the Company prior to the Closing and (b) Company Counsel’s representation of one or more of the Sellers after the Closing.

(d)           The Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among Company Counsel, on the one hand, and the Company and one or more of the Sellers, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents or any dispute arising thereunder (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Sellers collectively, or to one or more of the Sellers, and shall not pass to or be claimed by the Purchaser or the Company, or any Person related thereto.

(e)           Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser and/or the Company, or any of their respective successors-in-interest, on the one hand, and a third party other than the Sellers, on the other hand, the Purchaser and/or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of the Purchaser,  or the Company, or any of their respective successors-in-interest, may waive such privilege without the prior written consent of the Seller Representative.  In the event that the Purchaser or the Company, or any of their respective successors-in-interest, is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, the Purchaser or the Company shall promptly (and, in any event, within three (3) Business Days), to the extent not legally prohibited, notify the Seller Representative in writing (including by making specific reference to this provision) so that the Seller Representative can seek a protective order and the Purchaser and/or the Company agree to use all commercially reasonable efforts to assist therewith.

(f)           To the extent that files or other materials maintained by Company Counsel constitute property of its clients, only the Sellers (or one or more of the Sellers) shall hold such property rights and Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Company Counsel, on the one hand, and the Purchaser or the Company, or any of their respective successors-in-interest, on the other hand.

(g)           The Purchaser agrees that it will not, and that it will cause the Company, and their respective subsidiaries, employees, directors, officers, agents and representatives, not to (a) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers, or one or more of the Sellers,  waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Company has the right to waive the attorney-client or other privilege or (b) seek to obtain the Privileged Communications from Company Counsel.

Section 7.2                      Confidentiality.  Except as otherwise agreed to by the Parties (including in connection with any press release or public announcement pursuant to Section 7.3 hereof), each Party shall, and shall cause its consultants, advisors, agents, owners, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential (unless such Person is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law, and in such event, such Person may disclose such information in accordance with the last sentence of this Section 7.2).  Each Seller agrees that at all times from and after the Effective Date, it will, and will cause its Affiliates to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Confidential Information in accordance with the terms and conditions set forth in the Confidential Disclosure Agreement between the Purchaser and the Company dated February 6, 2014, as if such Seller was a party thereto in place of the Company, which Agreement is attached hereto and incorporated by reference herein as Exhibit I.  Each Seller agrees that the Company shall be entitled to enforce the obligations under such Confidential Disclosure Agreement against such Seller.  For purposes of this Agreement, “Confidential Information” means, any and all proprietary or confidential information regarding the Company or the Business, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (i) are in or become part of the public domain (except through the conduct of any Seller, any of their Affiliates or any of their respective Representatives post-Closing that  violates this Section 7.2), or (ii) is required in connection with the preparation of a Tax Return or similar Tax-related filing of the Purchaser or the Company post-.  In the event any Seller is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then such Seller will notify Purchaser promptly in writing of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with this Section 7.2.

Section 7.3                      Public Announcements.  No Seller shall make any public announcements in respect of this Agreement or the Transaction or otherwise communicate with any news media without the prior written consent of Purchaser.  All press releases and public announcements relating to the Transactions will be prepared by Purchaser or one of its Affiliates.  To the extent practicable, Purchaser and its Affiliates shall allow the Seller Representative, on behalf of the Sellers, reasonable time to comment on such release or announcement in advance of any such release or announcement, and shall make a reasonable effort in good faith to take into account such comments.

Section 7.4                      Preservation of Business Relationships.  After the Closing, each Seller shall for a period of six (6) months after the Effective Date cooperate, at Purchaser’s expense, with Purchaser and the Company (then-owned by Purchaser) in their efforts to continue and maintain those business relationships and goodwill of the Company relating to the Business, including relationships with any customers, suppliers, vendors, licensors, licensees, lessors, employees and others. Purchaser shall indemnify and hold harmless each Seller from and against any losses that such Seller might incur while providing services at the request of Purchaser during such six (6) month period, which shall not be subject to, or limited by, the limitations set forth in Section 8.8 below.  Any extension beyond such six (6) month shall be on an individual consulting agreement basis.

Section 7.5                      Non-Competition.

(a)           Covenants Not to Compete and Not to Solicit.  Pursuant to the terms and conditions of this Agreement, and following the Effective Date, each Seller agrees that he or it will not, and will cause each of its members not to, whether for his or its account or for the account of any other Person, directly or indirectly through any other Person, manage, operate, control, advise, consult, act as an agent or representative of, be employed by or otherwise assist any Person (other than the Company) in the design, development, manufacture, sale or commercial offering of any product that uses, incorporates or relies upon the Products, or the active pharmaceutical ingredients in the Products or the Derived Products.  Further, for a period of five (5) years from the date of this Agreement, each Seller shall not, and shall cause its members not to, solicit (i) any party that is now or who was a vendor of the Company at any time during the one (1) year period immediately prior to the date of this Agreement for the purpose of marketing, selling or providing to any such party any products that include the active pharmaceutical ingredients in the Products or any products that include the active pharmaceutical ingredients in the Derived Products; (ii) any party who was a prospective customer of the Company, or becomes a customer of the Company or Purchaser on or after the date of this Agreement, to purchase any products that include the active pharmaceutical ingredients in the Products or any products that include the active pharmaceutical ingredients in the Derived Products; or (iii) for employment or otherwise seek to influence or alter the relationship with the Company or Purchaser of any Person who is now or becomes an employee or consultant of the Company or the Purchaser during their term of employment or consultation with the Company or Purchaser (including, without limitation, encouraging any such person to leave the employ of the Company or Purchaser or to terminate such consulting relationship).

(b)           Covenant Not to Disparage.  Pursuant to the terms hereof, from and after the Closing, each Party shall not make, and shall cause its members not to make, and shall not direct or instruct any Affiliate, Subsidiary, family member, friend, agent or Representative to make, any comment or act in any manner, that is derogatory or disparaging towards, or which is not respectful, complimentary and supportive of any other Party, including, without limitation, each Seller and the members and family members of such Seller or Purchaser or any of the Affiliates or Subsidiaries of Purchaser or any of their respective officers, directors or employees (current or former), the operation of the Business, the Business itself or any products manufactured, sold or distributed by the Purchaser, its Affiliates, their licensees or their licensors, including, without limitation, the Products.

(c)           Limitations on Covenants.  If any court of competent jurisdiction shall at any time deem the term of this Agreement too lengthy or the territory too extensive, the other provisions of this Agreement including, without limitation, Sections 7.5(a) and (b) hereof, shall nevertheless stand, the restrictive time period herein shall be deemed to be the longest period permissible by Law under the circumstances and the Non-Competition territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the term and/or the territory to permissible duration or size.

Section 7.6                      Remedies.  Each Seller acknowledges and agrees that the covenants set forth in this Article VII hereof are reasonable and necessary for the protection of the Company, the Business and Purchaser’s acquisition of the Membership Interests, that irreparable injury may result to Purchaser or the Company if any Seller shall breach any of the terms of this Article VII, and that in the event of Seller’s actual or threatened breach of any of the provisions contained in this Article VII, Purchaser may have no adequate remedy at law.  Each Seller accordingly agrees that in the event of any actual or threatened breach by it or any of them of any of the provisions contained in this Article VII, Purchaser shall be entitled to seek such injunctive and other equitable relief, without the necessity of showing actual monetary damages, as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any actual damages that it is able to prove.

Section 7.7                      Tax Matters.

(a)           The Sellers shall timely prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by the Company for any Pre-Closing Tax Periods and shall timely pay all Taxes not yet paid with respect to such Tax Returns.  Following the Closing, Purchaser shall timely prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Company for any Straddle Period and any Post-Closing Tax Period.  With respect to any Tax Return for any Straddle Period, the Sellers shall pay Purchaser an amount equal to the Taxes payable by or with respect to the Company allocable to the portion of the Straddle Period ending on and including the Effective Date (as determined under Section 8.2) at least three (3) days prior to the due date thereof (taking into account any valid extensions thereof).  Purchaser will provide Seller Representative with a copy of each such Straddle Period Tax Return (in the form proposed to be filed) no later than fifteen (15) days before the date such Straddle Period Tax Return is due (giving effect to extensions).

(b)           If a claim shall be made by any Taxing Authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party pursuant to Section 8.2 hereof, the Purchaser Indemnified Party shall notify the Seller Representative promptly of such Tax Claim.  With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Seller Representative shall, at Sellers’ expense, control all proceedings and make all decisions taken in connection with such Tax Claim; provided, however, that if the results of any such contest could reasonably be expected to have adverse Tax consequences to Purchaser or the Company for any post-Closing tax period, then the Seller Representative shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Purchaser, at its own expense, shall control all proceedings with respect to any Straddle Period and any Post-Closing Tax Period.  Purchaser and the Seller Representative shall cooperate with each other in contesting any Tax Claim under this Section 7.7(b).

(c)           The Sellers and Purchaser shall reasonably cooperate, and shall cause their Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns in respect of the Company, including maintaining and making available to each other all records necessary in connection with Taxes (including all Tax depreciation records, whether in written or electronic form) and in resolving all disputes and audits or defending any claim or assessment with respect to all taxable periods relating to Taxes.  The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Parties.

(d)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the other Transaction Documents shall be borne by Purchaser when due.  The parties shall timely file any Tax Return or other document with respect to such Taxes or fees and shall cooperate with respect thereto as necessary.

Section 7.8                      Further Assurances.  Following the Closing, each Seller agrees that it shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.9                      Proceeds of Public Offering.  For the period beginning on the date of the Closing and ending on the date that is nine (9) months following the Closing, Purchaser shall allocate the proceeds of any public equity financing to the prompt and preferential satisfaction of Purchaser’s obligations under the Seller Note.

Section 7.10                      Company Operating Capital.  Purchaser acknowledges that Sellers have agreed to leave three (3) months operating capital in its cash account at Closing, which amount shall not exceed Three Hundred Fifty Thousand Dollars ($350,000).  Sellers shall have the right at, or one (1) Business Day before, Closing, upon written notice to Purchaser, to distribute to it and themselves any amount in such cash account in excess of Three Hundred Fifty Thousand Dollars ($350,000).

Section 7.11                      Restrictions on Transfer of Membership Interests or Assets of the Company.  Until such time as the aggregate principal amount due under the Seller Note has been paid to the Sellers, Purchaser shall not (i) sell, transfer or otherwise assign any of the Membership Interests or (ii) permit the Company to sell, transfer or otherwise assign any assets of the Company that are individually or in the aggregate material to Company; provided, that in each case, Purchaser may take any such action so long as such purchaser, transferee or assignee agrees in writing to assume all of Purchaser’s obligations under the Seller Note with respect to such portion of the Membership Interests or such assets, as the case may be, and has the demonstrated financial ability and willingness to make the Contingent Purchase Price Payments to Sellers pursuant to Article III above, and such writing indicating such ability and willingness is given to the Sellers at least two (2) Business Days before any sale, transfer or assignment becomes finalized.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                      Survival.  All indemnifications, representations and warranties made herein (or in certificates delivered hereunder) by the Parties to this Agreement and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing, provided, that, the representations and warranties made herein (or in such certificates) by the Sellers shall terminate on the first anniversary of the Closing, except that the representations and warranties set forth in Article IV and Sections 5.1 (Organization), 5.3 (Permits; Compliance with Laws), 5.9 (Employee Benefit Plans), 5.11 (Taxes), Section 5.12 (Environmental) and 5.17 (No Brokers) (collectively, the “Seller Fundamental Representations”) and Sections 6.1 (Organization), 6.2 (Power and Authority) and 6.5 (No Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing Time for ten (10) years.  Notwithstanding the foregoing, if notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Purchasers or the Sellers, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.

Section 8.2                      Tax Indemnification.  Sellers shall jointly and severally indemnify the Purchaser Indemnified Parties and hold them harmless from (a) all liability for Taxes of the Sellers (but not joint as to any Seller taxes), and all liability for Taxes of the Company for any Pre-Closing Tax Period and with respect to any Straddle Period for the portion of the Straddle Period ending on and including the Effective Date, (b) all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is determined to have been a member prior to the Effective Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state or local law or regulations (c) all liability for Taxes of any Person imposed on the Company for any period as a transferee or successor in respect of a transaction occurring before the Effective Date, by law, contract, or otherwise, (d) any payments required to be made after the Effective Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated or was a party, prior to the Effective Date, (e) all liability for Taxes arising from the breach, or failure to be true, on the Effective Date, of any representation or warranty contained in Section 5.11 (Taxes), (f) any Taxes of the Company attributable to the Conversion or the formation of organization of the Company and the creation of the Membership Interests, (g) any Taxes of the Sellers for any period, and (h) subject to the provisions of Section 7.7(b), all liability for reasonable out-of-pocket fees and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchaser Indemnified Parties in connection with the items in clauses (a) through (h) above.  Any payment to be made pursuant to this Section 8.2 shall be made no later than three (3) Business Days prior to the date on which the indemnified Tax is required to be paid by the Purchaser Indemnified Parties.

Section 8.3                      Indemnification.

(a)           Indemnification by the Sellers.  Subject to Section 8.1 above, each Seller shall, jointly and severally, indemnify and hold harmless the Company, Purchaser and each of their respective Affiliates, members, managers, officers, directors, employees, agents, attorneys, successors and assigns (the “Purchaser Indemnified Parties”) from and against any and all Losses suffered or incurred by any Purchaser Indemnified Parties to the extent in connection with or arising from:

(i)           any breach of any representation or warranty of any of the Sellers made to Purchaser in this Agreement or any certificate delivered to Purchaser by a Seller Party in connection with the Closing;

(ii)           failure of any of the Sellers to perform any of their covenants or obligations contained in this Agreement; or

(iii)          third party claims relating to the operation of the Company and events occurring prior to the Closing date.

Notwithstanding anything to the contrary in this Section 8.3(a), any claim for indemnification relating to Taxes, including any claim relating to a breach of a representation made in Section 5.11 (Taxes), shall be governed exclusively by Section 8.2 and shall not be treated as a claim under  this Section 8.3(a).

(b)           Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless each Seller and each of their respective agents, attorneys, successors and assigns (the “Seller Indemnified Parties”), from and against any and all Losses suffered or incurred by such Seller Indemnified Parties in connection with or arising from:

(i)           any breach of any representation or warranty of Purchaser made to the Seller Parties in this Agreement or any certificate delivered to the Seller Parties by Purchaser in connection with the Closing;

(ii)           any failure by Purchaser to perform, any of its covenants or obligations contained in this Agreement; or

(iii)          third party claims relating to the operation of the Company and events occurring on and after the Closing date.

Section 8.4                      Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims for equitable remedies and claims based on fraud:

(a)           Subject to Section 8.1 above, no Purchaser Indemnified Party shall be entitled to be indemnified pursuant to Sections 8.3(a)(i) and 8.3(a)(iii) unless and until the aggregate of all Losses incurred by Purchaser Indemnified Parties shall exceed Four Hundred Fifty Thousand Dollars ($450,000) (the “Basket”), whereupon only the amount of such claims in excess of the Basket shall be recoverable by the respective Party in accordance with the terms hereof, and the maximum aggregate amount of indemnification pursuant to Sections 8.3(a)(i) or 8.3(b)(i) that may be received by the Purchaser Indemnified Parties shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Cap”); provided, that the Purchaser Indemnified Parties shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses, without regard to the Basket or the Cap, incurred as a result of any breach of the Seller Fundamental Representations.  Seller Indemnified Parties shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses as there is no basket or cap pertaining thereto..

(b)           Any amounts for indemnification to be paid to Purchaser pursuant to this Article VIII shall be paid in the following manner, subject in each instance to the limitations set forth in Sections 8.1, 8.4 and 8.5:  first,  deducted from the Contingent Purchase Price Payments set forth herein, second, deducted from the International Contingent Purchase Price Payments owed to the Sellers under the International Rights Agreement, to the extent that such indemnification has not been satisfied out of amounts payable to the Sellers under the Contingent Purchase Price Payments, and third by the Sellers, to the extent that such indemnification has not been satisfied out of amounts payable to the Sellers under the Contingent Purchase Price Payments and the International Contingent Purchase Price Payments.  Such deductions may be made only after agreement in writing by the Sellers that such amounts are due or after a judicial determination that such amounts are due.

Section 8.5                      Notice of Claims.  Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  Any Claim Notice shall be given by the Indemnitee to the Indemnitor promptly after the Indemnitee becomes aware of the claim; provided, however, that the Indemnitee shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of an Action to the Indemnitor except and only to the extent that the Indemnitor has been materially damaged or prejudiced as a result of such delay.

Section 8.6                      Third Person Claims.  In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have fifteen (15) days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action.  If the Indemnitor elects to conduct and control such Action, the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Losses resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor.  If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to conduct and control such Action (without prejudice to the Indemnitee’s right to seek indemnification pursuant to this Article VIII), provided, that the Indemnitee shall permit the Indemnitor to participate in the conduct of such Action through separate counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor.  If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 8.5, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control, such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Losses that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim.  In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Losses other than solely for money Losses which could have a continuing effect on the business of the Indemnitee or any of its Affiliates, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action.  The Parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article VIII.

Section 8.7                      Tax Treatment of Indemnity Payments.  It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal and state Tax purposes, and the parties agree to file their Tax Returns accordingly.

Section 8.8                      Certain Waivers.  Subject to the limitations set forth in Sections 8.1 and 8.4 above:

(a)           each Seller agrees that such Seller shall not make any claim for indemnification or contribution against the Company or any of its Affiliates by reason of the fact that he or it was a member, manager, officer, employee or agent of the Company or any of its predecessors or Affiliates, or was serving at the request of the Company or any of its predecessors or Affiliates as a partner, trustee, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, formation document, limited liability company agreement, agreement or otherwise) with respect to any Action brought by Purchaser against such Seller pursuant to this Agreement or applicable Law or otherwise, and each Seller hereby acknowledges and agrees that such Seller shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by such Seller Party pursuant to this Article VIII;

(b)           effective upon the Closing, each of the Sellers hereby irrevocably waives, releases and discharges the Company (and not, for the avoidance of doubt, Purchaser with respect to any matters arising under this Agreement) from any and all liabilities and obligations to such Seller of any kind or nature whatsoever, whether in its or his capacity as a member, officer, employee or manager of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (other than this Agreement and any of the other Transaction Documents) or otherwise at law or equity, and no Seller shall seek to recover any amounts in connection therewith or thereunder from the Company (and not, for the avoidance of doubt, from Purchaser with respect to any matters arising under this Agreement), except for such liabilities or obligations due to a Seller for indemnification by the Company in its capacity as a director, officer, partner, member or employee for any third party claim; and

(c)           each Seller agrees that it has read Section 1542 of the Civil Code of the State of California, which provides as follows:  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.  Each Seller understands that Section 1542 gives such Seller the right not to release existing claims of which it was not aware, unless such Seller chooses to waive this right.  Having been so apprised, each Seller hereby voluntarily elects to and does waive the rights described in Section 1542.  In no event shall the Company (and solely the Company and no other party) have any liability to any of the Sellers whatsoever for any breaches of the representations, warranties, agreements or covenants of the Purchaser hereunder, and none of the Sellers shall in any event seek contribution from the Company to make the Contingent Purchase Price Payments, which shall remain with Purchaser or its Affiliates) for any breaches of the Company’s obligation to Purchaser or in respect of any other payments required to be made by the Sellers pursuant to this Agreement.

(d)           Notwithstanding anything to the contrary contained herein, nothing contained in this Section 8.8 shall preclude, limit, delay, deny or otherwise adversely affect any right, remedy, right of indemnification, limitation of liability or indemnification or cause of action of any Seller against Purchaser under this Agreement or against Purchaser or any party to any of the other Transaction Documents, including, without limitation, the Seller Note, the International Rights Agreement, the Pledge Agreement and Assignment attached thereto, the Security Agreement and the Guaranty.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                      Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, as shown by written receipt of the receiving party, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient and (d) when delivered by a nationally recognized overnight courier service, prepaid, when received as shown by written receipt of the receiving party and shall be addressed as follows:

If to Sellers, to:

Kenneth R. Greathouse P.O. Box 4531 Mountain View, California 94040 Facsimile: 866-855-0186 Email: kgreat98@yahoo.com

With a copy (which shall not constitute notice) to: Joseph I. Hirsch, Esq. 4149 Georgia Avenue Palo Alto, California 94306-3813 Facsimile: 650-493-0337 Email: jihirschpa@comcast.net

If to Purchaser, to:

Retrophin, Inc. 777 Third Avenue, 22nd Floor New York, New York 10017 Attention: Chief Financial Officer Facsimile: (646) 861-6485 Email: marc@retrophin.com with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Attention: Evan L. Greebel, Esq. Facsimile: (212) 894-5883 Email: evan.greebel@kattenlaw.com or to such other address as such Party may indicate by a written notice delivered to the other Parties.

Section 9.2                      Successors and Assigns.  The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties; provided, that Purchaser shall be entitled, without the consent of any other Party, to collaterally assign its rights, interests and obligations to any financial institution providing secured debt financing, subject to notice of such assignment to the Sellers.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties, and with respect to Article VIII only, the Indemnified Parties, any right, remedy or claim under or by reason of this Agreement.

Section 9.3                      Entire Agreement.  This Agreement, the other Transaction Documents, the Sellers’ Disclosure Schedule and the Exhibits referred to herein, and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the collective subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent, between or among any of the Parties with respect to the subject matter hereof or thereof.

Section 9.4                      Interpretation.

(a)           Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)           Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural, and vice versa, and whenever the words “include”, or “including” appear in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c)           This Agreement shall be construed and enforced without regard to any presumption or rule requiring construction or interpretation against the Party purportedly drafting or causing this Agreement to be drafted.

Section 9.5                      Amendments and Waivers.  Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such amendment or waiver, including any such amendment to or waiver of this Section 9.5, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  Otherwise, this Agreement may be amended only in a writing signed and delivered by each Party hereto.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 9.6                      Expenses.  Except as otherwise provided herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and the agreements, documents, and instruments contemplated hereby and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants; provided, that, the Company’s out-of-pocket legal expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, which amount shall reduce the net worth of the Company, and for which the Sellers shall have no obligation.

Section 9.7                      Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable, and any such provision shall be amended so as to implement the original intentions of the Parties in a lawful manner.

Section 9.8                      Execution in Counterparts; Facsimile; Email.  This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scanned or PDF attachment, and any such counterpart so executed and delivered via facsimile transmission or via email will be deemed an original for all intents and purposes; except as otherwise prohibited by Law in the case of documents that may not be filed with Governmental Authorities in such format.

Section 9.9                      Governing Law.  This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.10                      Jurisdiction; Waiver of Jury Trial.

(a)           Each of the Parties hereto hereby agrees that, other than as provided in Article III hereof (which is specifically resolved pursuant to Section 3.4), any action or proceeding (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law) that it commences against any other Party relating to this Agreement shall be heard and determined exclusively in the state or Federal courts located in the County of New York in the State of New York and the appropriate appellate courts therefrom, and in no other.  Each of the parties expressly agrees and acknowledges that, other than as provided in Article III hereof (which is specifically resolved pursuant to Section 3.4), the state or Federal courts located in the County of New York in the State of New York, are an appropriate and convenient forum for resolution of any and all actions or proceedings brought pursuant to this Agreement, that it will not suffer any undue hardship or inconvenience if required to litigate in any such court, and that any such court is fully competent and legally capable of adjudicating any such actions or proceedings.  Each party further represents that it has agreed to the jurisdiction of the state or Federal courts located in the County of New York in the State of New York (other than as set forth in Article III hereof (which are specifically resolved pursuant to Section 3.4) in respect of any action or proceeding relating to this Agreement after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party or its affiliates, representatives or advisors as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN AS CONTEMPLATED IN ARTICLE III HEREOF (WHICH ARE SPECIFICALLY RESOLVED PURSUANT TO SECTION 3.5)).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11                      Attorneys’ Fees.  If any Party brings an Action before a court of competent jurisdiction to resolve any dispute, claim or controversy arising out of this Agreement or otherwise for the enforcement of this Agreement, the prevailing Party shall be entitled, in addition to any other damages or compensation awarded to such prevailing Party in such Action, to recover its reasonable costs and expenses of such claim or Action, including reasonable attorneys’ fees and the amount such prevailing Party may have paid or be obligated to pay with respect to the court costs associated therewith, as determined by the judge overseeing any claim for such fees, costs and expenses.

Section 9.12                      References to U.S. Dollars.  All references in this Agreement to amounts of money expressed in dollars are references to United States dollars.

Section 9.13                      Representation by Counsel.  Each of the Sellers and Purchaser represents that it has had the opportunity to seek separate legal counsel of its own choosing in connection with the preparation, review and execution of this Agreement and the other Transaction Documents.

Section 9.14                      Mutual Drafting.  Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

 [Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Membership Interest Purchase Agreement to be executed and delivered as of the day and year first above written.

RETROPHIN, INC.

/s/ Marc Panoff
By: Marc Panoff
Its: Chief Financial Officer

LORING CREEK HOLDINGS LLC

/s/  Kenneth R. Greathouse
By: Kenneth R. Greathouse
Its: Member

/s/ Lloyd Glenn
Lloyd Glenn

/s/ Matthias Kurth
Matthias Kurth

[Signature page to Membership Interest Purchase Agreement]

Exhibit A

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Seller Note

Exhibit B

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Seller Assignments

Exhibit C

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Seller Representative Certificate re:
The Company’s (a) Articles of Organization and (b) Operating Agreement

Exhibit D

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Pledge Agreement

Exhibit E

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Security Agreement

Exhibit F

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Assignment to be attached to the Pledge Agreement

Exhibit G

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Guaranty

Exhibit H

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Form of Confidentiality Agreement for use re: Audit

 Exhibit I

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC

Confidential Disclosure Agreement dated February 6, 2014

The Sellers’ Disclosure Statement

To the Membership Interest Purchase Agreement re: Manchester Pharmaceuticals LLC